Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-236600 on Form S-3, No. 333-105877 on Form S-4, Nos. 333-174436, 333-174437, 333-193962, 333-205824, 333-205826, 333-221642, 333-224253, 333-224254, 333-234018, 333-236349 and 333-238854 on Form S-8 and Post-Effective Amendment on Form S-8 to Registration Statement File No. 333-216153 on Form S-4 of our reports dated March 1, 2021, relating to the consolidated financial statements and financial statement schedules of UnitedHealth Group Incorporated and Subsidiaries, and the effectiveness of UnitedHealth Group Incorporated and Subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of UnitedHealth Group Incorporated for the year ended December 31, 2020.

/S/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
March 1, 2021